PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT made as of November 6, 2009 (the “Agreement”)

BETWEEN:

GRANT THORNTON LIMITED in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd. and not in its personal capacity
(“Receiver”)

AND:                      CENTURY CASINOS EUROPE GMBH
(“Purchaser”)

WHEREAS:

A. On April 15, 2009, Evergreen Gaming Corporation, a British Columbia corporation (“Evergreen”), and nineteen (19) of Evergreen’s Canadian and U.S. affiliates filed a petition in the Vancouver Registry of the Supreme Court of British Columbia (the “Court”) under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36 and C-44 (the “CCAA”) and the Business Corporations Act, S.B.C. 2002, c.57.  Deloitte & Touche, Inc. was initially appointed as the monitor of those companies in the CCAA proceeding (the “Monitor”);

B. Pursuant to an order of the Court made June 24, 2009 (the “Receivership Order”) in British Columbia Supreme Court Action No. S092767, Vancouver Registry (the “Proceedings”), Receiver was appointed the interim receiver and receiver and manager of all of the assets, property and undertaking of certain Canadian affiliates of Evergreen, being EGC Holdings Ltd. (“EGC Holdings”), EGC Properties Ltd. (“EGC Properties”) and Frank Sisson’s Silver Dollar Ltd. (“Silver Dollar”), and the Receiver replaced Deloitte & Touche, Inc. as the Monitor of those companies pursuant to an Order of the Court made July 3, 2009;

C. Silver Dollar owns and operates a casino in Calgary, Alberta (the “Casino”), comprising approximately 92,470 square feet, which includes a 500-slot machine casino, a 38-lane bowling alley, approximately 20,000 square feet of entertainment venue and a variety of food, beverage and entertainment outlets;

D. EGC Properties owns the approximately 6.99 acres of land, and the buildings thereon, located at 1010 42nd Avenue S.E., Calgary, Alberta, at 1007 42nd Avenue S.E., Calgary, Alberta, and at 4412 – 9th Street S.E., Calgary, Alberta (collectively, the “Real Property”) on and in which the Casino is located, and which Real Property is more particularly described in Exhibit 1 attached hereto;

E. EGC Holdings owns 51 Class A common shares and 49 Class B common shares in the capital of Silver Dollar and 1,000 Class A common shares and 51,488 Class D preferred shares in the capital of EGC Properties (all of such shares collectively the “Shares”); and

F. Receiver, in its capacity as interim receiver and not in its own capacity, has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Receiver, the Shares on the terms and conditions set out in this Agreement.

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the Parties agree as follows:

1. Interpretation.

1.1 In this Agreement, including the recitals and the exhibits and schedules, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	“AGLC” means the Alberta Gaming and Liquor Commission;

(b)
“Agreed Accounting Principles” means Canadian GAAP, subject to normal year-end adjustments and except that such balance sheets do not contain footnotes, as such principles were applied in the preparation of the May 31, 2009 balance sheet of EGC Holdings, a copy of which is attached hereto as Schedule “A”; provided, however, that solely for purposes of making the calculations provided for in Section 3, the Intercompany Indebtedness (and all interest thereon), all other indebtedness of either Subsidiary that is compromised pursuant to the Plans of Arrangement, the compromise of the Intercompany Indebtedness and such other indebtedness pursuant to the Plans of Arrangement, and all related tax items, shall be excluded from the definition of, and shall not constitute, Current Liabilities.

(c)	“Applicant Disclosure Forms” means the AGLC application forms attached collectively hereto as Schedule “B”;

(d)	“Assets” means all of the assets owned by the Subsidiaries in connection with the Undertaking, including but not limited to the Real Property;

(e)	“Business Day” means any day except Saturdays, Sundays and statutory holidays in Vancouver, British Columbia;

(f)	“Claim” has the meaning specified in Schedule “C” attached hereto;

(g)	“Closing” means the completion of the sale to and purchase by Purchaser of the Shares for the Purchase Price;

(h)	“Closing Date” means the date on which the Closing occurs;

(i)
“Current Assets” means, as to each Subsidiary, cash, accounts receivable, inventory, deposits and prepaid expenses and other current assets, all calculated in accordance with the Agreed Accounting Principles; provided, however, that for purposes of calculating Current Assets, prepaid expenses that do not provide any benefit for Silver Dollar’s operations after the Plan Implementation Date shall be excluded; provided, further, that prepaid expenses that do provide benefit for Silver Dollar’s operations after the Plan Implementation Date shall include, but not be limited to, license fees, bowling services, bowling parts and business taxes;

(j)
“Current Liabilities” means accounts payable, accrued expenses, municipal property tax arrears, jackpot liabilities and other current liabilities, all calculated in accordance with the Agreed Accounting Principles, but excluding any such items relating to liabilities and obligations to be compromised on or prior to the Plan Implementation Date pursuant to the Plans of Arrangement;

(k)	“Due Diligence Period” means the period commencing on the Effective Date and ending on November 30, 2009, the date that is fifteen (15) Business Days after the Effective Date;

(l)	“Effective Date” means the date first written above;

(m)	“Encumbrances” means all security interests, trusts, liens, charges and other interests, statutory or otherwise, encumbering the Shares;

(n)	“Fortress” means Fortress Credit Corp. as agent for Fortress Credit Opportunities I, L.P. and Fortress Credit Funding II, L.P.;

(o)	“Fortress Indemnity” means an indemnity agreement in the form of Schedule “E” attached hereto;

(p)
“Fortress Release” means a release and acknowledgement, duly executed by Fortress, pursuant to which Fortress acknowledges and agrees that upon consummation of the Closing, the Subsidiaries will have no further obligation or liability whatsoever (whether absolute, contingent or otherwise) to (i) Fortress, (ii) any affiliate of Fortress, or (iii) any person or party for whom Fortress or any affiliate of Fortress has acted as agent or trustee;

(q)	“Indemnitor” means Fortress Credit Corp. as agent for the parties specified in the Fortress Indemnity;

(r)	“Intercompany Indebtedness” means any and all indebtedness of either Subsidiary to EGC Holdings, Evergreen or any other affiliate of Evergreen;

(s)	“Parties” means Receiver and Purchaser, and “Party” means either one of them;

(t)	“Permit” means a permit, license or other authorization or approval issued by a governmental authority and required in the operation of the Undertaking;

(u)	“Permitted Liens” means security interests, mortgages, liens and encumbrances directly related to the Purchaser Approved Retained Liabilities;

(v)	“Plan Implementation Date” has the meaning ascribed to that term in Schedule “C” attached hereto;

(w)
“Purchaser Approved Retained Liabilities” means those contracts, leases, licenses and other obligations and liabilities binding on the Subsidiaries or their respective Assets that Purchaser wishes to survive the Plan Implementation Date;

(x)	“Representatives” means, with respect to any party, any officer, director or employee of, or any attorney, solicitor, accountant, consultant or other advisor or representative, of such party;

(y)	“Subsidiaries” means EGC Properties and Silver Dollar;

(z)	“Undertaking” means the ownership and operation of the Casino and the Real Property; and

(aa)	“Working Capital” means, as to each Subsidiary, the difference (positive or negative), if any, between Current Assets and Current Liabilities.

1.2 Each of the following terms is defined in the Section set forth opposite such term below:

Term	Section
Accountants	3.6(c)
Actual Working Capital	3.6(d)
Adjustment Amount	3.6(e)
Adjustment Payment Date	3.6(e)
Agreement	Preamble
Base Amount	3.1
Break-up Fee	6.5
Casino	Recital C
Certificate	3.6(b)
CCAA	Recital A
Court	Recital A
Deposit	3.1(a)
DSOF LP	12.1
DSOF Ltd.	12.1
EGC Holdings	Recital B
EGC Properties	Recital B
Estimated Closing Balance Sheets	3.6(a)
Estimated Working Capital	3.6(a)
Evergreen	Recital A
Final Closing Balance Sheets	3.6(b)
Final Order	10.5
Final Working Capital	3.6(b)
Gaming Approval	11.1(d)
Gaming License	11.1(d)
List	10.4
Meeting and Claims Process Order	10.5
Monitor	Recital A
Mutual Conditions	11.1

Objection Notice	3.6(c)
Plans of Arrangement	10.5
Proceedings	Recital B
Purchase Price	3.1
Purchaser	Preamble
Purchaser’s Conditions	12.1
Real Property	Recital C
Receiver	Preamble
Receiver’s Conditions	13.1
Receivership Order	Recital B
Restricted Contract	3.4
Section 3.1(b) Amount	3.3
Section 3.1(b) Payment	3.1(b)
Shares	Recital E
Silver Dollar	Recital B
Transfer Taxes	17.1
Vesting Order	11.1(a)

1.3 The following rules of interpretation apply throughout this Agreement:

(a)
The word “including” (and “include” and variations thereof) means including without limiting the generality of any description preceding such term.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)
The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, and references to Sections include all Sections subsidiary thereto.

(c)	Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to both genders.

(d)	Unless otherwise specified, all references to monetary amounts are to the currency of Canada.

(e)
When calculating the period of time before which, within which or following which any act is to be done or step is to be taken under this Agreement, the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(f)
The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement; any law, regulation, or rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

1.4 The following schedules and exhibits are attached to and form part of this Agreement:

Schedule	Title
A	EGC Holdings Ltd. May 2009 Balance Sheet
B	Applicant Disclosure Forms
C	Plans of Arrangement
D	Vesting Order
E	Indemnity Agreement

Exhibit	Title
1	Legal Description(s) of Real Property
2	Accounting Arbitration Procedures

2. Sale And Purchase

2.1 Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, Receiver agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Receiver, the Shares.

3. Purchase Price and Payment; Allocation of Purchase Price; Adjustment; Preservation of Liens; Proceeds Held for Benefit of Creditors

3.1 The aggregate purchase price to be paid by Purchaser to Receiver for the Shares (the “Purchase Price”) shall be (i) Eleven Million Two Hundred Thousand U.S. Dollars (U.S. $11,200,000) (the “Base Amount”) plus or minus (ii) the Adjustment Amount (as hereinafter defined), to be paid as follows:

(a)
Concurrently with the execution and delivery hereof, Purchaser shall pay to Receiver’s solicitors, by wire transfer of immediately available funds to an account designated by the Receiver’s solicitors, an amount equal to One Million Dollars (U.S. $1,000,000) (including any interest accrued thereon, the “Deposit”);

(b)
Within three (3) Business Days after the satisfaction of all of the conditions specified in Sections 11.1(a) through and including Section 11.1(f), Purchaser shall pay to Receiver’s solicitors, by wire transfer of immediately available funds to an account designated by the Receiver’s solicitors, an amount equal to the Base Amount less the amount of the Deposit as of the date such payment is made (the “Section 3.1(b) Payment”);

(c)
At the Closing, the aggregate amount paid by Purchaser to Receiver’s solicitors pursuant to Sections 3.1(a) and (b) shall be paid by Receiver’s solicitors to Receiver, by wire transfer of immediately available funds; and

(d)	The Adjustment Amount shall be paid as specified in Section 3.6.

3.2 The Purchase Price shall be allocated among the Shares in accordance with the respective fair market values thereof as agreed to in writing by Purchaser and Receiver prior to Closing; provided, however, that if Receiver and Purchaser cannot so agree, then the dispute shall be submitted to Deloitte & Touche LLP, chartered accountants (except as otherwise provided in Exhibit 2 attached hereto, the “Accountants”), and resolved by the Accountants pursuant to the provisions of Exhibit 2.  Receiver and Purchaser (i) shall each complete all tax returns, designations and elections in a manner consistent with the allocation agreed to by Purchaser and Receiver as provided above, (ii) shall otherwise follow such allocation for all tax purposes on and subsequent to the Closing Date, and (iii) shall not take any position for tax purposes inconsistent with such allocation.  If such allocation is disputed by any taxation or other governmental authority, the party receiving notice of such dispute will promptly notify the other party and the parties will use commercially reasonable efforts to sustain such allocation.  The parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported for tax purposes.

3.3 The amounts paid by Purchaser pursuant to Sections 3.1(a) and 3.1(b) shall be deposited by Receiver’s solicitors in an interest-bearing account and held by Receiver’s solicitors in trust as a deposit (in the case of the amount paid pursuant to Section 3.1(a)) or as the balance of a purchase price (in the case of the Section 3.1(b) Payment)) pending the completion or termination of this Agreement.  If the Closing occurs, any interest earned on the amount so paid by Purchaser shall have accrued for the benefit of Purchaser and the entire Deposit, the Section 3.1(b) Payment and all interest on the Section 3.1(b) Payment accrued on the Section 3.1(b) Payment (the Section 3.1(b) Payment and such interest the “Section 3.1(b) Amount”) shall be credited on the Closing Date on account of the Purchase Price in accordance with the provisions herein (with any amount held by Receiver’s solicitors in excess of the Purchase Price on account of interest earned thereon being paid by Receiver’s solicitors to Purchaser at the Closing).  If Purchaser duly exercises its right set out in Section 10.2 to terminate this Agreement by written notice to Receiver on or before the close of business on the final day of the Due Diligence Period, this Agreement will terminate and Receiver’s solicitors shall pay the Deposit, without costs, set-off or abatement, to Purchaser.  If Purchaser does not terminate this Agreement in accordance with its terms on or prior to the expiration of the Due Diligence Period but this Agreement is subsequently terminated prior to Closing, the Deposit and the Section 3.1(b) Amount will be applied as specified in Section 6.  If Receiver’s solicitors are notified by Receiver, Purchaser or Fortress that such party disputes any proposed disposition of the Deposit, the Section 3.1(b) Amount or any portion thereof by Receiver’s solicitors, the amounts in dispute shall be paid into court by Receiver’s solicitors by way of interpleader.

3.4 To the extent that any of the Assets are contracts, equipment leases, permits, licenses or any other legal right for which consent is required from a third party or government authority in connection with Receiver’s transfer or assignment to Purchaser of the Shares (each a “Restricted Contract”), Receiver discloses it has made no application to any such third party or governmental authority for such consent, other than pursuant to Section 10.5.  Except as otherwise provided in Section 10.5, (i) Purchaser shall be responsible, at its cost, for obtaining any consent required from a third party or governmental authority with respect to the transfer or assignment of a Restricted Contract resulting from the transfer of the Shares by Receiver to Purchaser, and (ii) except for signing at the Closing any required transfer or assignment documentation provided by Purchaser, Receiver shall have no obligation to seek such consents and shall have no liability for any costs relating to the request for consent or the transfer or assignment of a Restricted Contract to Purchaser that may be deemed to occur as a result of the sale of the Shares.

3.5 The Shares and the Assets (including but not limited to the Real Property) are currently subject to perfected liens in favour of, and the Shares are currently pledged to, Fortress.  All such liens on the Assets and the Shares will attach to, and such liens will retain their existing priority as to, the Deposit, the Section 3.1(b) Amount (if and when paid to Receiver’s solicitors) and, following the Closing, the Purchase Price.  Following the Closing,  Receiver will disburse the proceeds from the sale of the Shares in accordance with the Final Order (as subsequently defined).

3.6 The Adjustment Amount shall be calculated and paid as follows:

(a)
Not more than five (5) Business Days prior to the scheduled Closing Date, Receiver shall in good faith prepare or cause to be prepared an estimated balance sheet of each Subsidiary determined as of 3:30 a.m. (Calgary time) on the Closing Date (the “Estimated Closing Balance Sheets”), which shall be prepared in accordance with the Agreed Accounting Principles, and an estimation of the Working Capital of each Subsidiary that Receiver estimates will exist as of as 3:30 a.m. (Calgary time) on the Closing Date (as to each Subsidiary, the “Estimated Working Capital”).  If the Estimated Working Capital of Silver Dollar plus the Estimated Working Capital of EGC Properties exceeds CDN $1.00, then in addition to the balance of the Base Amount, Purchaser shall pay to Receiver at the Closing an amount equal to such excess.  If the Estimated Working Capital of Silver Dollar plus the Estimated Working Capital of EGC Properties is less than CDN $1.00, Purchaser shall deduct from the balance of the Base Amount an amount equal to such deficiency.

(b)
As promptly as practicable, but no later than thirty (30) days after the Closing Date, Purchaser will prepare in good faith, based upon the financial information included in the Subsidiaries’ records as theretofore delivered to Purchaser, and deliver to Receiver, a balance sheet of each Subsidiary determined as of 3:30 a.m. (Calgary time) on the Closing Date (the “Final Closing Balance Sheets”) and a certificate (the “Certificate”) setting forth Purchaser’s calculation of the Working Capital of each Subsidiary as of 3:30 a.m. (Calgary time) on the Closing Date (as to each Subsidiary, the “Final Working Capital”).  The Final Closing Balance Sheets will be prepared in accordance with the Agreed Accounting Principles on a basis consistent with the Estimated Closing Balance Sheets.  Purchaser will make available to Receiver and its accountants, solicitors and other advisors all records and work papers used in preparing the calculation of Final Working Capital, and Purchaser acknowledges that Receiver will consult with Fortress with respect to such calculation.

(c)
If within thirty (30) days following delivery of the Final Closing Balance Sheets and the Certificate, Receiver has not given Purchaser notice (an “Objection Notice”) of Receiver’s disagreement with one or both of the Final Closing Balance Sheets or the Certificate (which notice must contain a statement of the basis of Receiver’s disagreement and a reasonably detailed calculation of Receiver’s proposed Final Closing Balance Sheet and/or Final Working Capital if and to the extent that Receiver disagrees with Purchaser’s calculation of the same), which disagreement shall be limited to whether the preparation of the Final Closing Balance Sheets and the calculation of Final Working Capital for each Subsidiary was done in a manner consistent with the Agreed Accounting Principles and the terms of this Agreement and whether there were mathematical or factual errors in the preparation of either Final Closing Balance Sheet or the calculation of Final Working Capital of either Subsidiary), then the Final Working Capital reflected in the Closing Balance Sheets will be used in computing the Adjustment Amount.  If Receiver delivers an Objection Notice to Purchaser, Purchaser and Receiver will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such Objection Notice.  If such parties do not obtain a final resolution within 30 days after Purchaser has received the Objection Notice, then the issues in dispute will be submitted to the Accountants for resolution pursuant to the provisions of Exhibit 2.

(d)
The amount of Working Capital of each Subsidiary as of 3:30 a.m. (Calgary time) on the Closing Date as agreed to by Receiver and Purchaser or as determined by the Accountants, as applicable, shall be final and binding on all of the parties hereto and shall be deemed the “Actual Working Capital” for all purposes herein.

(e)
On the third (3rd) Business Day following the final determination of the Actual Working Capital of each Subsidiary (the “Adjustment Payment Date”), either (i) Purchaser shall pay to Receiver an amount equal to the amount, if any, by which the Actual Working Capital of Silver Dollar plus the Actual Working Capital of EGC Properties exceeds the sum of the Estimated Working Capital of Silver Dollar plus the Estimated Working Capital of EGC Properties, or (ii) Receiver shall pay to Purchaser an amount equal to the amount, if any, by which the Estimated Working Capital of Silver Dollar plus the Estimated Working Capital of EGC Properties exceeds the sum of the Actual Working Capital of Silver Dollar plus the Actual Working Capital of EGC Properties.  The amount paid by Receiver to Purchaser or by Purchaser to Receiver pursuant to this Section 3.6(e) is herein referred to as the “Adjustment Amount”.  All payments will be made together with interest at an annual rate of five percent (5%), calculated on the basis of a 365-day year and compounded daily beginning on the Closing Date and ending on the date of payment.  Payments must be made in immediately available funds.  Payments to Receiver shall be made by wire transfer to an account as designated by the Receiver.  Payments to Purchaser shall be made by wire transfer to an account as designated by Purchaser.

(f)
Notwithstanding the provisions of Section 3.6(e), if any amount payable by Receiver to Purchaser pursuant to Section 3.6(e) is instead paid to Purchaser by Indemnitor pursuant to Section 1 of the Fortress Indemnity, then upon the making of such payment by Indemnitor, Receiver shall have no further obligation to pay such amount to Purchaser pursuant to this Section 3.6.

4. Applicant Disclosure

4.1 Within five Business Days after the execution and delivery of this Agreement to Receiver, Purchaser shall (i) complete the Applicant Disclosure Forms and deliver the same to the AGLC; and (ii) concurrently with such delivery to the AGLC, deliver to Receiver a true and complete copy of such Applicant Disclosure Forms; provided, however, that Purchaser may redact from the copies thereof delivered to Receiver personal information of Purchaser’s directors and officers.

5. Risk

5.1 The Shares and Assets shall be at the risk of Receiver up to but not including the Closing and shall be at the risk of Purchaser from the time of Closing and thereafter.

6. Termination

6.1 Without limiting the termination right provided in Section 10.2, this Agreement may be terminated prior to the Closing as follows:

(a)	Purchaser may terminate this Agreement with the express written consent of Receiver, and Receiver may terminate this Agreement with the express written consent of Purchaser;

(b)
Receiver may terminate this Agreement if there has been a material default under or material breach of any representation, warranty or covenant of Purchaser contained in this Agreement, which default or breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier of (i) the tenth (10th) day following receipt by Purchaser of written notice of such default or breach (specifying in reasonable detail the claimed default or breach and demanding its cure or satisfaction) or (ii) March 31, 2010;

(c)
Receiver may terminate this Agreement if the Closing has not occurred on or before March 31, 2010; provided, however, that if the Closing has not occurred on or before such date due to a material breach by Receiver of any representations, warranties, covenants or agreements contained in this Agreement, then Receiver may not terminate this Agreement pursuant to this Section 6.1(c);

(d)
Receiver may terminate this Agreement if the consummation of this Agreement would violate any non-appealable final order, decree or judgment of any court or other governmental authority having jurisdiction, other than an order or decree of the Court described in Section 6.1(f); provided, however, that if such order, decree or judgment was entered due to a material breach by Receiver of any representations, warranties, covenants or agreements contained in this Agreement, then Receiver may not terminate this Agreement pursuant to this Section 6.1(d);

(e)
Receiver may terminate this Agreement if Purchaser fails to use commercially reasonable efforts to obtain as soon as practicable all Permits necessary to consummate the transactions contemplated by this Agreement including, without limitation, all regulatory approvals and consents needed from the AGLC and any other municipal, provincial or federal governmental entities;

(f)
Receiver may terminate this Agreement if the Court approves a transaction by Receiver with a party other than Purchaser which transaction would prevent the consummation of the transactions contemplated by this Agreement;

(g)
Purchaser may terminate this Agreement if there has been a material default under or material breach of any representation, warranty or covenant of Receiver contained in this Agreement, which default or breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier of (i) the tenth (10th) day following receipt by Receiver of written notice of such default or breach (specifying in reasonable detail the claimed default or breach and demanding its cure or satisfaction) or (ii) March 31, 2010;

(h)
Purchaser may terminate this Agreement if the Closing has not occurred on or before March 31, 2010; provided, however, that if the Closing has not occurred on or before such date due to a material breach by Purchaser of any representations, warranties, covenants or agreements contained in this Agreement, then Purchaser may not terminate this Agreement pursuant to this Section 6.1(h); and

(i)
Purchaser may terminate this Agreement if the consummation of this Agreement would violate any non-appealable final order, decree, or judgment of any court or governmental authority having jurisdiction; provided, however, that if such order, decree or judgment was entered due to a material breach by Purchaser of any representations, warranties, covenants or agreements contained in this Agreement, then Purchaser may not terminate this Agreement pursuant to this Section 6.1(i)

Any termination of this Agreement pursuant to this Section 6.1 shall be effected by written notice given by the terminating Party to the other Party, and shall be effective upon delivery of such notice.

6.2 Upon any termination of this Agreement pursuant to Section 6.1, the Deposit and (if then held by Receiver’s solicitors) the Section 3.1(b) Amount shall be applied as follows:

(a)
Upon a termination of this Agreement pursuant to Section 6.1(a), the Deposit and (if then held by Receiver’s solicitors) the Section 3.1(b) Amount shall be paid to such party or parties as Purchaser and Receiver shall agree upon;

(b)
Upon a termination of this Agreement pursuant to Section 6.1(b), the Deposit shall be paid to Receiver and the Section 3.1(b) Amount, if then held by Receiver’s solicitors, shall be paid to Purchaser; or

(c)	Upon a termination of this Agreement pursuant to any other section of Section 6.1, the Deposit and (if then held by Receiver’s solicitors) the Section 3.1(b) Amount shall be paid to Purchaser.

Upon a termination of this Agreement pursuant to this Section 6, payment and delivery of the Deposit and (if then held by Receiver’s solicitors) the Section 3.1(b) Amount as provided in this Section 6 will be (except as otherwise provided in Sections 6.4, 6.5 and 6.6) the sole and exclusive remedy of the parties under this Agreement.  The parties acknowledge that in determining the amount of the Deposit and the disposition of the Deposit and the Section 3.1(b) Amount upon termination of this Agreement prior to the Closing, the parties took into account, among other things, the fact that an extended period of time will occur between the signing of this Agreement and the Closing and that it is inherently uncertain whether the Gaming Approval and the other Permits required in the operation of the Undertaking will be obtained by Purchaser.  The parties have agreed that the actual damages in the event of a termination of this Agreement would be extremely difficult or impractical to determine.  The parties acknowledge that the Deposit has been agreed upon, after negotiation, as the reasonable estimate of the Receiver’s damages in the event of a termination of this Agreement by such Party pursuant to Section 6.1(b).

6.3 In the event of termination of this Agreement for any reason prior to the Closing:  (i) each Party shall redeliver all documents, work papers and other material of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same (other than such documents, work papers or other material relevant to determination of the existence of the right to terminate under Section 6.1); and (ii) except as otherwise provided in this Section 6 and in Sections 7.1(d), 8.1(i) and 9.2, all obligations of the Parties under this Agreement shall terminate and there shall be no liability of either Party hereto to the other Party.

6.4 Nothing in this Section 6 is intended to limit the remedies of injunction and specific performance, which shall remain available to the Parties.

6.5 If this Agreement is terminated by Receiver pursuant to Section 6.1(f), then Receiver promptly thereafter shall, from the proceeds of such other transaction paid to Receiver (if such other proposed transaction is consummated) or from the assets of EGC Holdings and the Subsidiaries or other assets subject to the Receivership Order, (i) reimburse Purchaser for Purchaser’s reasonable out-of-pocket costs and expenses (including but not limited to the fees and expenses of Purchaser’s solicitors and accountants) incurred in connection with the preparation and negotiation of this Agreement and the transactions provided for herein; provided, however, that the amount subject to reimbursement pursuant to this clause (i) shall not exceed CDN $100,000 and (ii) pay to Purchaser, in cash, a fee (the “Break-up Fee”) equal to CDN $1,000,000.

6.6 If this Agreement is terminated by Purchaser pursuant to Section 6.1(g), then Receiver promptly thereafter shall, from the assets of EGC Holdings and the Subsidiaries or other assets subject to the Receivership Order, reimburse Purchaser for Purchaser’s reasonable out-of-pocket costs and expenses (including but not limited to the fees and expenses of Purchaser’s solicitors and accountants) incurred in connection with the preparation and negotiation of this Agreement and the transactions provided for herein; provided, however, that the amount subject to reimbursement pursuant to this Section 6.6 shall not exceed CDN $100,000.

7. Receiver’s Representations and Warranties

7.1 Receiver, in its capacity as such and not in its personal capacity, represents and warrants to Purchaser that, as of the Effective Date and the Closing Date:

(a)	Receiver and EGC Holdings are not non-residents of Canada within the meaning of Section 116 of the Income Tax Act (Canada); and

(b)
Receiver is the duly appointed interim receiver and receiver and manager of all of the assets and undertakings of EGC Holdings and the Subsidiaries, and, pursuant to the powers granted to it under the Receivership Order, had the right to seek the Meeting and Claims Process Order and has the right to sell the Shares and to seek the Final Order and the Vesting Order;

(c)	Receiver has not incurred any obligations that attach to the Shares, other than those obligations, if any, that will be fully discharged at the Plan Implementation Date; and

(d)
neither Receiver nor its agents have incurred as a result of the action of Receiver or its agents any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement (other than fees and expenses payable to HLT Advisory, which shall be paid by Receiver), and Receiver will indemnify and hold Purchaser harmless from any such payment alleged to be due by or through Receiver as a result of the action of Receiver or its agents, which indemnification will survive the Closing or the termination of this Agreement.

7.2 Except for the representations and warranties set out in Section 7.1, Receiver makes no representations or warranties whatsoever, whether written or oral, to Purchaser regarding Receiver, the Subsidiaries, the Shares, the Real Property, the other Assets, the Undertaking or any other matter, and by virtue of a sale of the Shares, the Assets will be indirectly transferred, to Purchaser on an “as-is, where is” basis.  Purchaser has not relied upon, and will not rely upon, any representation or warranty of Receiver, or any other person, except as expressly set forth in this Section 7, and is responsible to satisfy itself through its own investigations to verify the ownership, condition and state of the Shares and the Assets.

8. Purchaser's Representations and Warranties

8.1 Purchaser represents and warrants to Receiver that, as of the Effective Date and the Closing Date:

(a)	it is a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(b)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(c)	it has the power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)
its execution and performance of this Agreement does not violate any lawful obligation applicable to it or its assets, including without limitation any applicable laws, any provision of its constating documents, any contract to which it is a party or any order or judgment of a court of competent jurisdiction;

(e)	the information to be provided by Purchaser in the Applicant Disclosure Forms delivered to the AGLC will be complete and accurate in all respects;

(f)
it will have on the Closing Date (and it together with its affiliates have on the Effective Date) all of the funds required in order to complete the transaction contemplated by this Agreement, on the terms contemplated in this Agreement;

(g)
its obligations hereunder are legal, valid and binding, enforceable in accordance with their respective terms, subject to applicable bankruptcy or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law;

(h)
there is no action, claim, proceeding or governmental review in progress (or, to Purchaser’s knowledge, threatened) against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement; and

(i)
neither Purchaser nor its agents have incurred as a result of the action of Purchaser or its agents any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, and Purchaser will indemnify and hold Receiver harmless from any such payment alleged by any party to be due by or through Purchaser as a result of the action of Purchaser or its agents, which indemnification will survive the Closing or the termination of this Agreement.

Receiver acknowledges that Purchaser received in January 2009 from Capital West Partners, acting as financial advisor to Evergreen, an “Investment Opportunity Executive Summary” with respect to the opportunity to purchase assets or equity securities of, and/or to provide financing to, Evergreen, and that Purchaser’s receipt of such materials shall not be deemed “action of Purchaser or its agents” for purposes of this Section 8.1(i).

9. Purchaser’s Acknowledgments

9.1 Purchaser acknowledges and agrees that:

(a)
by purchasing the Shares, it will assume control over and ownership of the Undertaking and the Assets on an “as is, where is” basis on the Closing Date, and it is purchasing the Shares based entirely on its own inspections of the Undertaking;

(b)
any forecasts or projections included in any due diligence or similar materials are not to be viewed as facts and that actual results achieved by the Subsidiaries or either of them during the period or periods covered by any such forecasts or projections may vary materially from those contained in such forecasts or projections; and

(c)
neither Receiver nor any of its affiliates or representatives nor any other person will have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any information or documents provided to Purchaser or its representatives pursuant to Purchaser’s investigation of the Undertaking, including any confidential memoranda distributed on behalf of Receiver relating to the Shares, the Subsidiaries or the Assets or other publications or data room information provided to Purchaser or its representatives in connection with the sale of the Shares and the transactions contemplated hereby.

Without limiting the generality of the foregoing, Purchaser acknowledges that Receiver is not responsible for any defects relating to any of the Assets, whether or not latent, which may exist as of the Closing Date.

9.2 Purchaser acknowledges that Grant Thornton Limited is entering into this Agreement in its capacity as court appointed interim receiver and receiver and manager of the assets and undertaking of EGC Holdings and the Subsidiaries and not in its personal capacity, and that Purchaser will have recourse under or in connection with the terms, conditions, covenants, representations and warranties under this Agreement only against the Receiver in its capacity as such and with any obligations or liabilities of the Receiver hereunder to be satisfied solely from the assets of EGC Holdings and the Subsidiaries and other assets subject to the Receivership Order, and the Purchaser will have no recourse against Grant Thornton Limited in its personal capacity, nor any of Grant Thornton Limited’s officers, directors, agents, or employees, under or in connection with the terms, conditions, covenants, representations and warranties under this Agreement.

10. Purchaser’s Due Diligence; Procedures re Plans of Arrangement and Court Approval

10.1 Prior to the Due Diligence Period, Receiver has provided, and during the Due Diligence Period Receiver will provide, to Purchaser all such information (including but not limited to copies of relevant documents, financial information, agreements and other contractual matters) as is within Receiver’s possession or control respecting the Shares, the Undertaking and, the Assets and such access to the personnel and premises of the Subsidiaries (including the Real Property) as Purchaser may reasonably request from time to time (subject to reasonable conditions thereon imposed by Receiver).  Purchaser acknowledges that certain agreements to which either Subsidiary is a party may be subject to obligations of confidentiality and cannot be provided to Purchaser unless and until Receiver has received consents to such disclosure from the other parties to such agreements.  Purchaser acknowledges and agrees that notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would (i) require Receiver to disclose information that is subject to solicitor-client privilege, (ii) violate any legal requirement or the provisions of any judgment, order or regulation, or (iii) conflict with any confidentiality obligation to which Receiver, EGC Holdings or the Subsidiaries are bound or may be subject.  In taking any actions pursuant to this Section 10.1, Purchaser and its representatives shall cooperate with Receiver and its representatives, and Purchaser and its representatives shall use their reasonable efforts to minimize any disruption to the Subsidiaries’ businesses.

Without limiting the generality of the immediately preceding paragraph, commencing on the Effective Date and continuing thereafter until the Closing or the earlier termination of this Agreement, Purchaser and its agents and contractors shall have the right, at Purchaser’s sole cost and expense, to enter onto and into the Real Property at reasonable times and in a reasonable manner as agreed to with Receiver prior to such entry (including but not limited to with Receiver’s agents as escorts), for the purpose of making such tests and inspections as Purchaser deems necessary in connection with this Agreement and as are otherwise in accordance with this Agreement; provided, however, that Purchaser shall not make any test in connection with a Phase II environmental report or any other test that involves drilling, boring or similar intrusive or invasive action on, in or under the Real Property without Receiver’s prior written consent, which may be granted or withheld in Receiver’s sole and absolute discretion. Purchaser shall not unreasonably disturb or annoy any other Person then on or in the Real Property in the course of making such tests and inspections.  Prior to commencement of any investigative activity on the Real Property, Purchaser shall, at its sole cost and expense, obtain a policy of comprehensive general liability insurance coverage covering any and all liability of Purchaser with respect to or arising out of any work to be performed by or for Purchaser as set forth in this Agreement, and Purchaser shall thereafter maintain such insurance in force throughout the term of this Agreement.  The policy of insurance shall have limits of not less than CDN $2,000,000 combined single limit per occurrence, shall be issued by a reputable insurance company qualified to do business in the Province of Alberta and shall name Receiver as an additional named insured, and Purchaser shall provide evidence to Receiver of such coverage prior to making any such test or inspection.  After making such tests and inspections, Purchaser at Purchaser’s cost shall restore the Property to substantially the same condition as existed prior to such tests and inspections. Further, in the event Purchaser fails to acquire the Shares pursuant this Agreement, Purchaser shall deliver to Receiver, promptly after the same are received by Purchaser, copies of all reports of the results of all tests, inspections and analyses of the Real Property.  Purchaser hereby indemnifies and agrees to defend and hold Receiver harmless from any loss, damage, cost or expense (including without limitation attorneys’ and solicitors’ fees) incurred by Receiver by reason of, any claim, mechanics lien, cause of action or liability arising out of any work performed on the Real Property for or by Purchaser or any acts or omissions of Purchaser or its agents or contractors on the Real Property, including but not limited to any actual physical damage to the Real Property or injury to persons caused by Purchaser or its agents or contractors in exercising its rights under this Section 10.1.

Receiver will, at the request of Purchaser, reasonably cooperate with Purchaser, without cost or liability to Receiver, in Purchaser’s dealings with the City of Calgary and other government authorities and agencies with respect to the Assets and the Shares, and will execute any documents reasonably required to enable Purchaser to complete its due diligence as described in this Section 10.1; provided, however, that Receiver shall not be obligated to incur any liability or obligation in connection threrewith.

10.2 If Purchaser is not satisfied with the results of its due diligence in Purchaser’s sole discretion, then at, or at any time before, 5:00 pm Vancouver time on the final day of the Due Diligence Period, Purchaser may terminate this Agreement by giving written notice of termination to Receiver.

10.3 Purchaser acknowledges and agrees that in connection with the Proceedings, (i) Receiver has solicited offers from other prospective purchasers for the purchase of the Shares in accordance with applicable law, (ii) other offers for the Shares and/or the Assets may be presented to Receiver and/or the Court, and (iii) the Court may approve a transaction with another party and Receiver may elect to forego the transaction contemplated by this Agreement and enter into such other transaction.  Notwithstanding the foregoing, (a) from and after the date of this Agreement, unless and until this Agreement is terminated in accordance with its terms, Receiver will not further solicit offers (or negotiate any offer or expression of interest that heretofore has been, or hereafter may be, received) to purchase the Shares or the Assets from parties other than Purchaser; and (b) if another offer for the Shares and/or the Assets at a purchase price higher than the Purchase Price is presented to Receiver, Receiver will notify Purchaser of that fact, and Receiver will allow Purchaser the opportunity to submit to Receiver and/or the Court an offer to purchase the Shares and/or the Assets at a purchase price that exceeds the purchase price offered by such other party.

10.4 No later than the expiration of the Due Diligence Period (or such earlier date as Purchaser may notify Receiver in writing that Purchaser has completed Purchaser’s due diligence investigation of the Undertaking and is waiving Purchaser’s right to terminate this Agreement pursuant to Section 10.2), Purchaser shall deliver to Receiver a true and complete list of the Purchaser Approved Retained Liabilities (the “List”).  Receiver acknowledges that the Purchaser Approved Retained Liabilities will not include the Consulting Agreement dated October 2, 2007, as amended, between Silver Dollar and Frank Sisson’s Silver Dollar Entertainment Ltd.

10.5 Prior to the Effective Date, Receiver has caused to be prepared, as to each Subsidiary, a plan of arrangement (the “Plans of Arrangement”) between that Subsidiary and its creditors pursuant to the provisions of the CCAA, forms of which proposed plans are attached to this Agreement as Schedule “C”.  Receiver has obtained an order of the Court (the “Meeting and Claims Process Order”) providing, among other things, that a meeting be convened of the creditors of the Subsidiaries and that plans of arrangement in substantially the forms attached to this Agreement as Schedule “C” be submitted to the creditors for their approval.  Receiver shall use reasonable commercial efforts to obtain the votes of the requisite majority of the creditors for approval of each the Plans of Arrangement in the forms attached to this Agreement as Schedule “C .  If the Plans of Arrangement are approved by the Subsidiaries’ creditors at the meeting, Receiver shall apply to the Court for (i) an order (the “Final Order”) that, among other things, confirms the Plans of Arrangement as approved by the creditors and directs the Receiver to make the payment or payments contemplated by Section 3.5 of each Plan of Arrangement, and (ii) an order (the “Vesting Order”) in substantially the form attached to this Agreement as Schedule “D”, and shall make all such other filings with other governmental authorities or the TSX Venture Exchange, if any, as Receiver may be required to make by any applicable law, rule or regulation or any requirement of the TSX Venture Exchange binding on Receiver or the Subsidiaries.  Receiver is not entitled to disclose the terms of this Agreement (including without limitation the amount of the Purchase Price) until Receiver circulates materials in support of Receiver’s application for the Vesting Order under the CCAA, which shall only be done after, and if, the Plans of Arrangement are approved by the applicable creditors.

Other than Receiver’s obligation to seek to obtain the foregoing court approvals and consents, except as otherwise expressly provided herein, Receiver shall have no other obligations regarding any liabilities or obligations (including without limitation future or contingent liabilities or obligations) relating to the Shares or the Subsidiaries; provided, however, that the form of Vesting Order sought by the Receiver shall in all events include a provision that the release of any claims of Fortress against the Subsidiaries and the liens of Fortress in the Assets and the Shares is without prejudice to and does not in any way adversely affect the claims of Fortress against, and the liens of Fortress in the assets of, any of the other Evergreen subsidiaries.

Purchaser agrees that it will promptly take such actions as are reasonably requested by Receiver to assist in obtaining the Final Order and the Vesting Order, including (i) furnishing affidavits, non-confidential financial information, confidential information subject to a reasonable form of confidentiality agreement or other documents or information for filing with the Court for the purpose, among others, of providing necessary assurances of performance by Purchaser under this Agreement; and (ii) making Purchaser’s employees and representatives available (at reasonable times and upon reasonable prior notice) to be interviewed by Receiver’s solicitors and to testify before the Court.

11. Mutual Conditions Precedent

11.1 The obligations of Receiver to sell and deliver the Shares to Purchaser, and of Purchaser to accept the Shares and to pay the Purchase Price to Receiver, on the Closing Date will be subject to the following conditions precedent (the “Mutual Conditions”) being fulfilled, performed or waived by each Party at or prior to Closing:

(a)	Receiver having obtained from the Court the Vesting Order, and the Vesting Order being substantially similar to the form of order attached hereto as Schedule “D”;

(b)
Receiver having obtained from the Alberta Court of Queen’s Bench an order recognizing the Vesting Order and approving and affirming the transactions contemplated herein, including without limitation the vesting of the Shares as provided in the Vesting Order;

(c)	Receiver having obtained from the Court the Final Order, and the Final Order confirming Plans of Arrangement substantially similar to the forms of plans attached hereto as Schedule “C”;

(d)
Each of the conditions precedent to the effectiveness of the Plans of Arrangement (including but not limited to the conditions precedent in Section 8.1 of each Plan of Arrangement) other than the consummation of the Closing having been satisfied;

(e)
Purchaser having obtained from the AGLC either a licence to operate the Casino in substantially the manner, and on substantially the same terms and conditions, as the Casino is currently operated (the “Gaming Licence”) or the consent of the AGLC to the change in ownership of Silver Dollar, which consent is in substance approved by Purchaser, whose approval shall not be unreasonably withheld (obtaining the Gaming License or such consent “Gaming Approval”);

(f)
There being no actions, claims, proceedings or governmental reviews in progress or pending that may affect the validity of the transactions contemplated hereby or that allege a competing claim to the ownership or control of the Shares or the Assets (including without limitation any appeal of, or any leave to appeal, the Final Order or the Vesting Order); and

(g)
The 21 calendar day statutory time for filing an appeal or application for leave to appeal of the Final Order and the 21 calendar day statutory time for filing an appeal or application for leave to appeal of the Vesting Order shall have expired.

For purposes of this Section 11.1:

(i) a Plan of Arrangement shall be deemed “substantially similar” to the corresponding form of plan attached hereto as Schedule “C” if and only if such Plan of Arrangement as submitted to the applicable creditors and confirmed by the Court provides for the discharge of all material liabilities, obligations and encumbrances of or binding upon the applicable Subsidiary and its assets (other than, for the avoidance of doubt, Permitted Liens) that are set forth in said Schedule “C” as to be so discharged and that the applicable Subsidiary is to be released from all claims, liabilities and obligations to all persons except Unaffected Creditors (as defined in the form of such plan attached hereto as Schedule “C”) as of the “Effective Date” (as therein defined) of such Plan of Arrangement; and

(ii) the Vesting Order shall be deemed “substantially similar” to Schedule “D” attached hereto if and only if the Vesting Order as sought by Receiver and as entered by the Court provides for the vesting of title to the Shares in Purchaser free of all Encumbrances;

 provided, however, that:

(x) if any material liability, obligation or encumbrance provided in Schedule “C” to be discharged (other than, for the avoidance of doubt, Permitted Liens) is not to be discharged pursuant to the applicable Plan of Arrangement as confirmed by the Court but such undischarged liability, obligation or encumbrance is discharged prior to or at the Closing as a result of any action taken by Receiver or any other party other than Purchaser, that Plan of Arrangement nevertheless shall be deemed “substantially similar” to the corresponding form attached as Schedule “C”; and

(y) if any Encumbrance provided in the form of vesting order attached hereto as Schedule “D” to be discharged is not to be discharged pursuant to the Vesting Order as entered by the Court but such undischarged Encumbrance is discharged prior to or at the Closing as a result of any action taken by Receiver or any other party other than Purchaser, the Vesting Order nevertheless shall be deemed “substantially similar” to the form of order attached hereto as Schedule “D”.

11.2 None of the Mutual Conditions may be waived except by written notice from each Party to the other Party or the solicitors of the other Party.  Subject in the case of Receiver to Section 10.3, each Party shall use its commercially reasonable efforts to cause the conditions set forth in this Section 11 to be satisfied.

12. Purchaser’s Conditions Precedent

12.1 The obligations of Purchaser to accept and pay for the Shares on the Closing Date will be subject to, in addition to the conditions precedent set forth in Section 11, the following conditions precedent (“Purchaser’s Conditions”) being fulfilled, performed or waived at or prior to Closing:

(a)	The representations and warranties of Receiver are true and correct as of the Effective Date and as of the Closing Date;

(b)
Any material liability, obligation or encumbrance that is provided in the forms of plans of arrangement attached hereto as Schedule “C” to be discharged (other than, for the avoidance of doubt, Permitted Liens) prior to or at the Closing but that is not to be discharged pursuant to the applicable Plan of Arrangement as confirmed by the Court, is discharged prior to or at the Closing as a result of any action taken by Receiver or any other party other than Purchaser;

(c)
Any Encumbrance provided in the form of vesting order attached hereto as Schedule “D” to be discharged but not discharged pursuant to the Vesting Order is discharged prior to or at the Closing as a result of any action taken by Receiver or any other party other than Purchaser;

(d)	Purchaser’s receipt of the Fortress Release, duly executed by Fortress; and

(e)	Receiver delivers, or causes to be delivered, to Purchaser the items referred to in Section 16.2.

Purchaser understands and acknowledges that Fortress shall have no obligation to execute and deliver the Fortress Release unless the Vesting Order obtained by the Receiver includes a provision that the release of any claims of Fortress against the Subsidiaries and the liens of Fortress in the Assets and the Shares is without prejudice to and does not in any way adversely affect the claims of Fortress against, and the liens of Fortress in the assets of, any of the other Evergreen subsidiaries and Fortress has obtained from the Receiver, acting on behalf of those other Evergreen subsidiaries, reaffirmations of the obligations of such other Evergreen subsidiaries to Fortress which reaffirmations are in form acceptable to Fortress and are executed and delivered pursuant to such court authorization as Fortress, the Receiver or its counsel shall deem necessary.  Receiver expressly agrees that it shall use Receiver’s best efforts to deliver to Fortress the reaffirmations described in the immediately preceding sentence, including without limitation obtaining any further Court approval as Fortress, the Receiver or its counsel may deem necessary therefor.

The parties acknowledge that that they have been advised by Fortress that Fortress Credit Opportunities I, L.P. and Fortress Credit Funding II, L.P. intend to assign their respective Claims (as defined in the Plans of Arrangement) against the Subsidiaries to Drawbridge Special Opportunities Fund LP (“DSOF LP”) and Drawbridge Special Opportunities Fund Ltd. (“DSOF Ltd.”), respectively.  If such assignments occur, the Fortress Release shall, upon Purchaser’s request, be executed and delivered at the Closing by Fortress Credit Corp. as agent for DSOF LP and DSOF Ltd.

12.2 Purchaser’s conditions are for the sole benefit of Purchaser.  None of Purchaser’s Conditions shall be waived except by written notice from Purchaser or its solicitors to Receiver or its solicitors.

13. Receiver’s Conditions Precedent

13.1 The obligations of Receiver to assign and transfer to Purchaser all right and interest in and to the Shares on the Closing Date shall be subject to, in addition to the conditions precedent set forth in Section 11, the following conditions precedent (“Receiver’s Conditions”) being fulfilled, performed or waived at or prior to Closing:

(a)	The representations and warranties of Purchaser are true and correct as of the Effective Date and as of the Closing Date; and

(b)	Purchaser delivers, or causes to be delivered, to Receiver the items referred to in Section 16.3.

13.2 Receiver’s Conditions are for the sole benefit of Receiver.  None of Receiver’s Conditions shall be waived except by written notice from Receiver or its solicitors to Purchaser or its solicitors.

14. Regulatory Approvals and Preservation of Business; Notification of Failure of Conditions; Other Obligations Prior to Closing

Between the Effective Date and the Closing (or any earlier termination of this Agreement in accordance with its terms):

14.1 Purchaser shall use commercially reasonable efforts to obtain as soon as practicable all Permits necessary to consummate the transactions contemplated by this Agreement including, without limitation, all regulatory approvals and consents needed from the AGLC and any other municipal, provincial or federal governmental entities. In furtherance of the foregoing, immediately following the Effective Date, Purchaser shall promptly file, and cause all applicable owners and officers to file, and thereafter to diligently pursue all appropriate applications and notices with such entities to implement this covenant, including without limitation filings with the AGLC to obtain the Gaming Approval;

14.2 Except (i) as otherwise required by applicable law, rule or regulation, (ii) as otherwise expressly contemplated by this Agreement, (iii) as approved in the Proceedings, or (iv) with the prior written consent of Purchaser, Receiver shall, until the Closing and taking into account the Proceedings, and subject in each case to Section 10.3:

(a)	use commercially reasonable efforts to operate, and cause EGC Holdings, EGC Properties and Silver Dollar to operate, the Undertaking in the ordinary and usual course; and

(b)
not sell, lease, or otherwise transfer or dispose of any of the Shares or cause EGC Properties or Silver Dollar to sell, lease, or otherwise transfer or dispose of any of the Real Property or any other material Asset, other than transfers and dispositions of non-material Assets in the ordinary course of business;

14.3 Receiver shall promptly notify Purchaser in writing if Receiver becomes aware of any fact or condition that makes the satisfaction of the conditions in Sections 11 or 13 impossible or unlikely, and Purchaser shall promptly notify Receiver in writing if Purchaser becomes aware of any fact or condition that makes the satisfaction of the conditions in Sections 11 or 12 impossible or unlikely; and

14.4 Receiver shall use its commercially reasonable efforts to keep Purchaser reasonably apprised of material developments occurring with respect to the Shares or the Undertaking; provided, however, that any failure by Receiver to do so shall not be deemed a material breach of this Agreement by Receiver; and

15. Receiver’s Obligations

15.1 Receiver shall on behalf of the Subsidiaries:

(a)
pay all amounts of the type required to be paid by the Subsidiaries under S. 18.2(1) of the CCAA with respect to the period beginning on June 24, 2009 and ending on the Closing Date to the party or parties to whom such amounts are required to be paid under said section; and

(b)
pay or discharge all Claims described in Sections 2.2(a), 2.2(c) and 2.2(d) of each plan attached hereto as Schedule “C”; provided, however, that Receiver shall not be obligated to pay any such Claim if and to the extent that such Claim (i) constitutes a “Current Liability” as defined in this Agreement and is properly included in the calculation of Estimated Working Capital and Final Working Capital pursuant to Section 3.6, or (ii) is or will be compromised or discharged pursuant to the Vesting Order.

Upon receipt of the Purchase Price, Receiver shall use such funds, together with all other assets available to Receiver, to make the payments required to be made by Receiver pursuant to this Section 15.1, and shall disburse to Fortress only such portion of the proceeds of the sale of the Shares as is in excess of the funds required to make such payments, as reasonably estimated by the Receiver, and only as permitted by an order of the Court.  As promptly as practicable thereafter, Receiver shall determine (or, if necessary, submit to the Court for determination) the amount of any additional proceeds of the sale due and owing to Fortress, and upon Receiver's receipt of the appropriate Court order, shall remit that amount to Fortress.

16. Closing

16.1 The Closing will be at 10:00 a.m., local time, on the first Business Day after all of the mutual conditions referred to in Section 11.1 have been satisfied, in Vancouver, at the offices of Fasken Martineau DuMoulin, LLP at 2900 – 550 Burrard Street, Vancouver, British Columbia, V6C 0A3 or at such other time or date or such other place as may be agreed upon by the Parties.

16.2 At the Closing, Receiver will deliver, or cause to be delivered, to Purchaser:

(a)	original share certificates in the name of EGC Holdings representing the Shares, duly endorsed for transfer by Receiver on behalf of EGC Holdings;

(b)	a copy of a letter terminating the Casino Management Agreement dated June 24, 2009 between Receiver and Penguin Management Services, Inc. effective as of the Closing;

(c)	the Fortress Release, duly executed by Fortress, and a counterpart of the Fortress Indemnity, duly executed by Indemnitor; and

(d)	such other documents and instruments as reasonably required by Purchaser to give effect to the transactions contemplated hereby.

16.3 At the Closing Purchaser will deliver, or cause to be delivered, to Receiver:

(a)	the amount, if any, payable by the Purchaser pursuant to the penultimate sentence of Section 3.6(a);

(b)	a certificate executed by an officer of Purchaser dated on the Closing Date to the effect that the representations and warranties of Purchaser are true and correct as of the Closing Date;

(c)
evidence satisfactory to Receiver that as of the Closing Date, or concurrently with the completion of the transactions contemplated herein, all Permits required in the operation of the Undertaking having been issued to Purchaser by the applicable governmental authority;

(d)	a counterpart of the Fortress Indemnity, duly executed by Purchaser; and

(e)	such other documents and instruments as reasonably required by Receiver to give effect to the transactions contemplated hereby.

16.4 It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any Party to the other Party pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed, delivered, or waived, as the case may be.  All documents delivered at the Closing shall be originals, except as otherwise provided herein.

16.5 Subject to compliance with the terms and conditions of this Agreement, the transfer of the Shares to Purchaser will be deemed to take effect as at the Closing.

17. Transfer Taxes; Notification of Tax Status

17.1 Purchaser will be liable for and will pay, or will cause to be paid, all transfer, land transfer, value added, ad-valorem, excise, sales, use, consumption, goods or services, harmonized sales, retail sales, social services, or other similar taxes or duties (collectively, “Transfer Taxes”) payable under any applicable law on or with respect to the transactions contemplated by this Agreement, if any.  Purchaser will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense.  To the extent that any Transfer Taxes are required to be paid by or are imposed upon Receiver, Purchaser will reimburse, or will cause to be reimbursed, to Receiver such taxes within five Business Days of payment of such taxes by Receiver.  All amounts payable by Purchaser to Receiver hereunder do not include Transfer Taxes.

17.2 If Purchaser elects in accordance with Section 19.9 to cause one or more entities controlled by, under common control with or controlling Purchaser to take title to the Shares, Purchaser will provide to the Receiver a certificate as to the residency or non-residency of each such entity for purposes of the Income Tax Act (Canada) both as of the time the assignment is made and as of the Closing Date.

18. Costs

18.1 Except as otherwise expressly provided herein, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring those costs and expenses. It is specifically agreed that Purchaser’s costs of preparing all additional documents necessary or desirable to transfer or assign the Shares or maintain the Assets and of obtaining the necessary information and consents in connection therewith shall be borne by Purchaser and not Receiver.

19. General

19.1 Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing or emailing the same to the parties as follows:

(a)	To Receiver at:

Grant Thornton Ltd.
Suite 1600 Grant Thornton Place
333 Seymour Street
Vancouver, BC V6B 0A4
Canada
Attention: Roger Burgon
Fax No.: (604) 685-6569
Email:           rburgon@GrantThornton.ca

with a copy to:

Fasken Martineau DuMoulin LLP
2900 - 550 Burrard St
Vancouver, BC  V6C 0A3
Canada
Attn:  John F. Grieve
Fax No.:  (604) 632-4772
Email:  jgrieve@fasken.com

(b)	To Purchaser at:

Century Casinos Europe GmbH
Untere Viaduktgasse 2
3rd Floor
Vienna 1030
Austria
Attention:  Peter Hoetzinger
Fax No.:  + 431 5336 3334
Email:           peter.hoetzinger@cnty.com

with a copy to:

Field LLP
2000 Oxford Tower
10235 101 Street
Edmonton AB  T5J 3G1
Canada
Attn:  Rick H. Pabst
Fax No.:  (780) 423-9329
Email:  rpabst@fieldlaw.com

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax or email, on the next Business Day after receipt of transmission.  Any party may change its fax number or address for service or email address from time to time by written notice in accordance with this section.

19.2 This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties between the Parties with respect to the subject matter of this Agreement.  For the avoidance of doubt, the Parties acknowledge and expressly agree that the confidentiality agreement dated August 18, 2009 between Purchaser and Fortress, as amended, shall remain in full force and effect, subject to the terms thereof.

19.3 The Parties shall do, sign, execute and make all deeds, documents, matters and things which are convenient or necessary for completely and effectively carrying out the terms and intentions of this Agreement and for vesting beneficial and legal title to the Shares in Purchaser.

19.4 All of the representations and warranties of the Parties contained herein (other than those set forth in Sections 7.1(d) and 8.1(i)), and all covenants and agreements contained in this Agreement that are by their terms to be performed before the Closing, will expire on Closing.

19.5 If any provision hereof is unenforceable it will be severed from this Agreement and the remainder of the Agreement will remain in full force and effect.

19.6 This Agreement is governed by and is to be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Parties hereby agree that the Court shall have the exclusive jurisdiction with respect to all disputes arising under or in relation to this Agreement and the Parties hereby attorn to the jurisdiction of that court.

19.7 No change or modification of this Agreement is valid unless it is in writing and signed by each Party.

19.8 Time is of the essence of this Agreement.

19.9 This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.  This Agreement may not be assigned by either Party prior to the Closing without the prior written consent of the other Party, except that Purchaser shall have the right to assign its rights under this Agreement (and/or to nominate as the entity or entities in whom the title to the Shares is to vest) to any one or more entities controlling, controlled by or under common control with Purchaser; provided, however, that no such assignment shall relieve Purchaser of (a) its obligations with respect to the Adjustment Amount or under Section 8.1(i) or (b) any of Purchaser’s other obligations.

19.10 This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.  Executed copies of this Agreement may be delivered by facsimile transmission or other electronic means and it is not necessary to confirm execution by delivery of originally executed documents.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the day and year first above written notwithstanding the date of execution.

GRANT THORNTON LIMITED in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd., and not in its personal capacity		CENTURY CASINOS EUROPE GMBH
Per:	/s/ Mark Wentzell	Per:	/s/ Larry Hannappel
	Authorized Signatory		Authorized Signatory
	Mark Wentzell		Larry Hannappel
	Name		Name
	Senior Vice President		Authorized Signatory
	Title		Title
	6 November 2009		6 November 2009
	Date of Execution		Date of Execution

The undersigned, as solicitors for Grant Thornton Limited in its capacity as interim receiver and receiver and manager of EGC Holdings Ltd., and not in its personal capacity, agree to be bound by the provisions of Sections 3 and 6 of this Agreement relating to the Deposit and the Section 3.1(b) Amount.

FASKEN MARTINEAU DUMOULIN LLP

Per:	/s/ Kibben Jackson
Authorized Signatory
Kibben Jackson
Name
Partner
Title
6 November 2009
Date of Execution

Fortress agrees that subject to satisfaction (or express written waiver by Fortress) of each of the following conditions, Fortress shall execute the Fortress Release and deliver the Fortress Release to Purchaser at the Closing: (i)  the Vesting Order obtained by the Receiver includes a provision that the release of any claims of Fortress against the Subsidiaries and the liens of Fortress in the Assets and the Shares is without prejudice to and does not in any way adversely affect the claims of Fortress against, and the liens of Fortress in the assets of, any of the other Evergreen subsidiaries, and (ii) Fortress receives from the Receiver, acting on behalf of such other Evergreen subsidiaries, reaffirmations of the obligations of such other Evergreen subsidiaries to Fortress which reaffirmations are in form acceptable to Fortress and are executed and delivered pursuant to such court authorization as Fortress, the Receiver or its counsel may deem necessary.

FORTRESS CREDIT CORP., as Agent for Fortress Credit Opportunities I, LP and Fortress Credit Funding II, LP

By:	/s/ Constantine Dakolias

Name:	Constantine Dakolias

Title:	President

Date of Execution:	6 November 2009

EXHIBIT 1

Legal Description(s) of Real Property

1.	Lands and premises municipally described as 1010 - 42nd Avenue SE, Calgary, Alberta and legally described as:

PLAN 8368HA
BLOCK 24
EXCEPTING THEREOUT ALL MINES AND MINERALS

2.	Lands municipally described as 4412 - 9th Street SE, Calgary, Alberta and legally described as:

PLAN 8121 HN
BLOCK 4
THE SOUTH 236.27 FEET
CONTAINING 0.421 HECTARES (1.04 ACRES) MORE OR LESS
EXCEPTING THEREOUT ALL MINES AND MINERALS

3.	Lands municipally described as 1007 - 42nd Avenue SE, Calgary, Alberta and legally described as:

PLAN CALGARY 8121HN
BLOCK FOUR (4)
CONTAINING TWO AND TWENTY NINE HUNDREDTHS (2.29) ACRES MORE OR LESS
EXCEPTING THE SOUTH TWO HUNDRED AND THIRTY SIX AND TWENTY SEVEN ONE HUNDREDTHS (236.27) FEET CONTAINING ONE AND FOUR HUNDREDTHS (1.04) ACRES MORE OR LESS
EXCEPTING THEREOUT ALL MINES AND MINERALS

EXHIBIT 2

Accounting Arbitration Procedures

Any dispute submitted for resolution pursuant to Section 3.2 or Section 3.6 shall be resolved pursuant to the provisions of the International Commercial Arbitration Act, R.S.B.C. 1996, c.233 and for that purpose the Accountants will be asked to select a senior member of their firm to serve as sole arbitrator and the individual so selected will be deemed to have been duly appointed with the agreement of both parties as sole arbitrator under ss.11(2) of that act; provided, however, that if at such time either Receiver or Purchaser shall discover a bona fide conflict with respect to the Accountants (including, without limitation, that the Accountants provided any advice to either party with respect to any matter provided for in this Agreement), the parties shall submit the matter to another mutually agreeable independent firm of chartered accountants to resolve the remaining matters in dispute, and such firm shall be the Accountants for all purposes of this Agreement.

Purchaser and Receiver shall direct the Accountants to use their best efforts to render a determination within 30 days of submitting to the Accountants for resolution either (i) the disputed allocation of the Purchase Price (in the case of a dispute submitted pursuant to Section 3.2) or (ii) the matters set forth in the Objection Notice (in the case of a dispute submitted pursuant to Section 3.6), and Receiver and Purchaser and their respective Representatives will cooperate with the Accountants during their resolution of any and all such matters.

In the case of a dispute submitted pursuant to Section 3.6, the Accountants will consider only those items and amounts set forth in the Objection Notice that Purchaser and Receiver are unable to resolve, and in resolving any such disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The scope of the disputes to be arbitrated by the Accountants pursuant to Section 3.6 is limited to whether the preparation of the disputed Final Closing Balance Sheet(s) and the calculation of the disputed Final Working Capital were consistent with the Agreed Accounting Principles and the terms of Section 3.6 (including but not limited to the definitions of Final Working Capital, Current Assets and Current Liabilities) and whether there were mathematical errors in the preparation of the disputed Final Closing Balance Sheet or the calculation of the disputed Final Working Capital and the Accountants are not to make any other determination.

The fees and expenses of the Accountants incurred pursuant to Section 3.6 shall be paid by the Party whose calculation of the total amount of disputed Final Working Capital was furthest from the total amount of disputed Final Working Capital as determined by the Accountants.  The fees and expenses of the Accountants incurred pursuant to Section 3.2 shall be paid by the Party whose allocation of the Purchase Price was furthest from the allocation of the Purchase Price determined by the Accountants.

The determination of the Accountants as to any disputed matters shall be set forth in a written statement delivered to Purchaser and Receiver and shall be final, conclusive and binding on the parties.  The parties agree that judgment may be entered upon the award of the Accountants in any court having jurisdiction pursuant to the terms of this Agreement.

If issues in dispute are submitted to the Accountants for resolution, each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent chartered accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants.